Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

UNIOIL

at

$1.91 Net Per Share

by

WATTENBERG ACQUISITION CORPORATION,

a wholly owned subsidiary of

PETROLEUM DEVELOPMENT CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 4, 2006, UNLESS THE OFFER IS EXTENDED.

November 3, 2006

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated November 3, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) relating to the third party tender offer by Wattenberg Acquisition Corporation, a Nevada corporation (“Sub”) and a wholly owned subsidiary of Petroleum Development Corporation, a Nevada corporation (“Parent”), to purchase all of the outstanding shares (“Shares”) of common stock, par value $.01 per share, of Unioil (“Unioil”), at a price of $1.91 per Share, net to the seller in cash, less any required withholding of taxes and without payment of any interest, upon the terms and subject to the conditions set forth in the Offer.

We are the holder of record of Shares held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot by used by you to tender Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, in accordance with the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer price is $1.91 per Share, net to the seller in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

2. The Offer is being made for all outstanding Shares of Unioil.

3. The Offer is being made pursuant to the terms of a Tender Offer Agreement, dated as of October 19, 2006, by and among Parent, Sub and Unioil (the “Tender Offer Agreement’). The Tender Offer Agreement provides, among other things, for the making of the Offer by Sub. The Tender Offer Agreement further provides that Sub will be merged with and into Unioil (the “Merger”) following the completion of the Offer and satisfaction or waiver of certain conditions, including, if fewer than 90% of the Shares are tendered in the Offer, a vote of the stockholders of Unioil or action by written consent in lieu thereof. Unioil will continue as the surviving corporation in the Merger and will become a wholly owned subsidiary of Parent.

4. The Board of Directors of Unioil has by unanimous vote (i) approved and declared advisable the Tender Offer Agreement, the Offer, the Merger and the other transactions contemplated by the Tender Offer Agreement, (ii) determined that the Offer, the Merger and the other transactions contemplated by the Tender Offer Agreement are fair to, and in the best interests of, the stockholders and (iii) recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer.

5. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Monday, December 4, 2006, unless the Offer is extended.

6. Tendering stockholders will not be obligated to pay any commissions or fees to any broker, dealer or other person or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the transfer and sale of Shares to Sub pursuant to the Offer.

7. The Offer is conditioned upon, among other things, Unioil’s Principal Stockholders (as defined in the Offer to Purchase), owning approximately 82% of the Shares, validly tendering and not withdrawing their Shares in the Offer in accordance with the terms of a Stockholder Tender Agreement between Parent and such stockholders. The Offer also is subject to certain other terms and conditions.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all your Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

Instructions With Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

UNIOIL

at

$1.91 Net Per Share

by

WATTENBERG ACQUISITION CORPORATION,

a wholly owned subsidiary of

PETROLEUM DEVELOPMENT CORPORATION

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated November 3, 2006, and the related Letter of Transmittal, in connection with the offer by Wattenberg Acquisition Corporation, a Nevada corporation (“Sub”) and a wholly owned subsidiary of Petroleum Development Corporation, to purchase all of the outstanding shares (“Shares”) of common stock, par value $.01 per Share, of Unioil at $1.91 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

This will instruct you to tender to Sub the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

SIGN BELOW
Number of Shares to be Tendered:	Total Number of Shares*	Signature(s)
Please Print Name(s)
Address
Account Number
Area Code and Telephone Number
* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.		Taxpayer Identification Number(s) or Social Security Number(s)
Dated: , 2006

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